Exhibit 3.13

Form 43-101-F1 Technical Report

Comisa Sprl

Frontier Copper Project Katanga Province Democratic Republic of Congo June 2005

PRINCIPLE AUTHOR:

M.G. Hanssen B.Sc (Hons) Natal, Pr. Sci. Nat Consultant Geologist Digital Mining Services 4 Elsworth Ave, Belgravia Harare, Zimbabwe

CO-AUTHORS

D. Jack B.Sc(Eng)(Mining Geology)(Wits) MSc (Univ Tasmania)
Exploration Manager Southern Pedicle
First Quantum Minerals, Sakania, Democratic Republic of Congo

K.C. Mtetwa B.Sc (Hons) UZ
Consultant Geologist
Digital Mining Services, 4 Elsworth Ave, Belgravia, Harare, Zimbabwe

M. Fackel M.Sc, Earth Sciences, Stockholm
Project Geologist
First Quantum Minerals, 44 Mwasumina Road, Ndola, Zambia

2.	CONTENTS

2.	CONTENTS	2
LIST OF FIGURES		5
LIST OF TABLES		5
3.	SUMMARY	6
4.	INTRODUCTION AND TERMS OF REFERENCE	8
5.	DISCLAIMER	8
6.	PROPERTY DESCRIPTION AND LOCATION	8
6.1.	Property Area	9
6.2.	Property Location	10
6.2.1.	Licence 562	10
6.2.2.	Licence 646	10
6.3.	Mineral Tenure	10
6.4.	Survey of Property	10
6.5.	Mineralised zones	11
6.6.	Royalty payment agreements	11
6.7.	Environmental Liabilities	11
7.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	11
7.1.	Proximity to population centers	11
7.2.	Access	11
7.3.	Physiography	12
7.4.	Climate	12
7.5.	Local Infrastructure and Resources	12
8.	HISTORY	12
8.1.	Previous ownership	12
8.2.	Exploration History	13
8.3.	Historical Resource Estimates	13
8.4.	Historical Production	13
9.	GEOLOGICAL SETTING	13
10.	DEPOSIT TYPE	14
11.	MINERALISATION	14
11.1.	Lithological Model	15
11.2.	Fault Model	15
11.3.	Copper Deposit Model	16
11.4.	Weathering Profiles	18
12.	EXPLORATION	20
12.1.	Geochemical Surveys	21
12.2.	Geophysical Surveys	21
13.	DRILLING	22
13.1.	Collar Surveys	23
13.2.	Downhole Surveys	23
14.	SAMPLING METHOD AND APPROACH	24

14.1.	Reverse Circulation Holes	24
14.2.	Diamond Drill Holes	24

15.	SAMPLING PREPARATION, ANALYSES AND SECURITY	24
15.1.	Laboratories used for analyses	25
15.2.	Mineral Elements Analysis Methods used	25
15.2.1.	Genalysis Analysis Methods:	25
15.2.2.	Bwana Mkubwa Acid Soluble Copper Method	25
15.2.3.	Scientific Services Analysis Methods	25
15.3.	Security	26

16.	DATA VERIFICATION	26
16.1.	Certified and made up Standards	26
16.2.	Internal Standards	26
16.3.	Blank Samples	27
16.4.	Duplicate Samples	27
16.4.1.	Genalysis Assays	27
16.4.2.	Scientific Services Assays	27
16.5.	Half Absolute Relative Difference (HARD) analysis	27
16.6.	Data Verification	28

17.	ADJACENT PROPERTIES	28

18.	MINERAL PROCESSING AND METALLURGICAL TESTING	29

19.	MINERAL RESOURCE AND MINERAL RESERVE ESTIMATION	29
19.1.	MINERAL RESOURCE ESTIMATION – Digital Mining Services	29
19.2.	DATABASE USED IN THE MINERAL RESOURCE ESTIMATION	29
19.2.1.	Database Structure	30
19.2.2.	Composite Data	30
19.2.2.1.	Copper Mineralisation	30
19.2.2.2.	Cobalt Mineralisation	30
19.3.	STATISTICAL EVALUATION OF THE DEPOSIT	31
19.3.1.	Descriptive Statistics – Copper Deposit	31
19.3.2.	Histograms – Various Zones	31
19.4.	GEOSTATISTICAL EVALUATION OF THE DEPOSIT	32
19.4.1.	Variogram Parameters	33
19.4.2.	Omnidirectional Variogram – the establishment of the Nugget Effect	33
19.4.3.	Strike Directional Variogram	34
19.4.4.	Dip Directional Variogram	35
19.4.5.	Anisotropy Ratios	35
19.4.6.	Variogram Model	35
19.4.7.	Variogram Validation	36
19.4.8.	Block Model Estimation Parameters	36
19.5.	BLOCK MODELLING OF THE DEPOSIT	37
19.5.1.	Block Model Summary, including Block Size	37
19.5.2.	Partial Blocking	37
19.5.3.	Specific Gravity	37
19.6.	RESOURCE ESTIMATES – Grade and Tonnes	38
19.6.1.	Estimation methods	38
19.6.2.	Categorised Resource Estimates	39

20.	OTHER RELEVANT DATA AND INFORMATION	43

21.	INTERPRETATION AND CONCLUSIONS	43

22.	RECOMMENDATIONS	44

23.	REFERENCES	44
24.	DATE	44
25.	AUTHORS CONSENT	45

LIST OF FIGURES

Figure 1: Location of Frontier project in relation to the Zambian copper belt	9
Figure 2: Location of Frontier Deposit in relation to Licence areas	9
Figure 3: Section line used in the geology and deposit modelling stages	14
Figure 4: The Geology model of the Frontier deposit	15
Figure 5: The interpreted faults considered to transect the Frontier deposit	16
Figure 6: Plan view of the Copper deposit model	17
Figure 7 : Sectional view of the deposit looking from the south east – illustrating the gentle north easterly dip	18
Figure 8 : Long Section view looking from the east illustrating the undulating plunge to the south west	18
Figure 9: Levels of Confidence in the Ground Surface Survey	19
Figure 10: Elevations of the various oxidation zone interfaces	19
Figure 11: Geophysical and Geochemical Surveys	20
Figure 12: Drilling Programmes	23
Figure 13: Adjacent Mineral Licences to the Frontier Property	28
Figure 14: Histogram of Copper Deposit Oxidation zones	32
Figure 15: Omnidirectional variograms of all data within the Copper Deposit	33
Figure 16: Strike Variogram for Copper Deposit	35
Figure 17: Distribution of SG within the Block Model	38
Figure 18: Copper Resource over 1% TCu block grade – plan view	41
Figure 19: Cobalt Resource over 0.025% TCo block grade – plan view	42

LIST OF TABLES

Table 1: Stratigraphic Units of the Lower Katanga Supergroup	13
Table 2: Summary of the different drilling programmes	22
Table 3: Summary of Collar Surveys	23
Table 4: Details of Laboratories used for analyses by Comisa	25
Table 5: Statistics of Materials within the different Oxidation States within the Copper Deposit	31
Table 6: Variogram Parameters and Results for TCu	33
Table 7: Variogram Parameters used in Kriging	35
Table 8: Variogram Validation Results	36
Table 9 : Ordinary Kriging and Inverse Distance Squared Parameters	36
Table 10 : Block Model Summary	37
Table 11: Total Copper Resource with TCu grade cut offs – Oxidisation Classification	40
Table 12: Comparison of Copper Resource Categories with 2003 Estimate	40
Table 13: Total Cobalt Resource with TCo grade cut offs – Oxidisation Classification	41
Table 14: Total Cobalt Resource with TCo grade cut offs that is >0.35% TCu	42
Table 15: Total Cobalt Resource with TCo grade cut offs that is >0.5% TCu	43

3.     SUMMARY

COMISA Sprl., a wholly owned subsidiary of First Quantum Minerals Ltd (FQM) owns the Frontier Project (formerly known as the Lufua Project) located in the Haut Katanga Province of the Democratic Republic of Congo. Based on three phases of reverse circulation drilling and two phases of diamond drilling (252 drill holes for 33,451.7 metres), the resource estimate of the project is described in this report. This resource estimate was released on May 12, 2005. At a 0.50% total copper cut off, the measured and indicated copper resource is estimated to be as follows

Mineralisation at Frontier is hosted predominantly within altered and veined Katangan metapelites, interpreted to be contained within a shallow south eastwardly plunging, north eastward dipping, overturned anticline, with the thickest mineralisation developed in the nose region of this fold. Oxidation extends to variable depths across the deposit, and is strongly influenced by post mineral faulting. Higher grade cobalt mineralisation is preferentially developed on the upper limb of the anticline, but is currently classified as an inferred resource.

Frontier is located near the town of Sakania in the DRC, within 2 km of the Zambian border, and the paved highway that parallels it, roughly equidistant between the city of Ndola (35 kilometres) to the southeast and the Mopani Copper Mines smelter at Mufulira (30 kilometres) to the northwest. It is also approximately 45 kilometres from First Quantum Minerals Bwana Mkubwa SX/EW facility. The main railway from the Copperbelt in Zambia to Lubumbashi in the DRC passes within 5 kilometres of the property.

The Frontier independent resource estimate was produced to JORC (Joint Ore Reserve Committee of the Australasian Code for Reporting of Mineral Resources and Reserves, September 1999.) standards, by Gayle Hanssen of Digital Mining Services, Harare,

Zimbabwe, and reconciled to the standards specified in National Instrument 43-101 "Standards of Disclosure for Mineral Projects" issued by the Canadian Securities Commissions. Ms. Hanssen is a professional natural scientist of the South African Council for Natural Scientific Professions (SACNASP), an acceptable "member of a professional association" under National Instrument 43-101 and is the Qualified Person for the estimate of the mineral resource.

Alan J. Stephens FIMMM, a geologist with more than 29 years of experience, and previously Vice President of Exploration for, and since January 1st 2005 Consultant to, First Quantum Minerals, was responsible for the design and conduct of the program, and is the Qualified Person for the purposes of NI 43-101.

Drilling at Frontier was carried out by SDS Drilling, a subsidiary of Boart Longyear Inc and Stanley Mining Services Ltd, a subsidiary of Layne Christensen Company. Survey and Technical Services (STS), Masvingo, Zimbabwe surveyed all drill hole collars. Down hole surveys were completed on 30 of the diamond drillholes and partial or complete down hole surveys were completed on 32 of the reverse circulation drill holes. Diamond drill holes were drilled at HQ size, with reduction to NQ as required. Half core samples were taken with individual sample intervals reflecting geology and respecting core loss, and a minimum sample interval of 0.5 metres. Core recovery was generally better than 90%. All RC samples were split to normal industry standards. First Quantum personnel conducted all sampling, and supervised the chain of custody from the drill site to the laboratories.

All samples were prepared to normal industry standards, with all diamond and Phase II & III RC drill hole and assayed for total copper, ambient temperature acid soluble copper and total cobalt, at Scientific Services (Pty.) Ltd in Capetown, South Africa or Genalysis Laboratory Services Pty Ltd of Maddington, Western Australia. Phase I RC drillholes and air core holes were assayed for total copper and ambient temperature acid soluble copper at Antech Laboratories, Kwekwe, Zimbabwe. Appropriate standards, blanks and duplicates were employed. A laboratory check assaying program, comparing Scientific Services (Pty.) Ltd with Genalysis Laboratory Services Pty Ltd, was performed with acceptable results.

4.	INTRODUCTION AND TERMS OF REFERENCE

The Frontier project (formerly known as the Lufua copper prospect) is located within exploration ground controlled by Comisa Sprl, a wholly owned subsidiary of First Quantum Minerals Ltd.

Frontier is a virgin copper discovery, occurring mostly just north of, but incorporating old artisinal copper workings known as Lufua. Over the past three years, substantial exploration drilling on the project has been undertaken by Comisa Sprl. To date 252 holes have been drilled to explore the deposit. Of these 78 holes have been added since the last Resource Report on the 31st May 2004. On the basis of these drill holes a resource estimate is outlined in this report.

Surpac modelling software has been used (Version 5.0K) throughout.

The author has been involved in modelling the resources of this project for the past 2 years. During this time over 6 trips per year to site have been undertaken, during which time, the physical site was inspected, and the core and drill chips were inspected and verified on frequent occasions.

5.	DISCLAIMER

The principal author has relied on certain information provided by First Quantum Minerals and its subsidiaries. The authors have also relied on information provided by various consultants and contractors, as referenced, in the preparation of this report.

6.	PROPERTY DESCRIPTION AND LOCATION

The Frontier project is situated in the Democratic Republic of Congo (DRC), approximately 35km north east of the town Ndola, Zambia, with the closest town in DRC being the border town of Sakania.

Figure 1:   Location of Frontier project in relation to the Zambian copper belt

6.1.	Property Area

Licence	562	Area	42,545,426 m2
Licence	646	Area	25,018,574 m2

The project is primarily located on Licence 562 with 10% of the deposit contained within Licence 646. Figure 2: Location of Frontier Deposit in relation to Licence areas

6.2.	Property Location

The property is located in the Katangan Province of the Democratic Republic of the Congo. The following are the co-ordinates in UTM for the 2 relevant licence areas

6.2.1.	Licence 562

Y=8597556	X=660171 ;	Y=8597525	X=665601 ;	Y=8591994	X=665569 ;
Y=8592025	X=660139 ;	Y=8591104	X=660134 ;	Y=8591114	X=658324 ;
Y=8592036	X=658330 ;	Y=8592041	X=657425 ;	Y=8594806	X=657440 ;
Y=8594801	X=658345 ;	Y=8596644	X=658355 ;	Y=8596634	X=660165 ;

6.2.2.	Licence 646

Y=8592025	X=660139 ;	Y=8591994	X=665569 ;	Y=8586464	X=665536 ;
Y=8586485	X=661917 ;	Y=8588328	X=661928 ;	Y=8588333	X=661023 ;
Y=8590177	X=661034 ;	Y=8590182	X=660129 ;

6.3.	Mineral Tenure

Exploration licenses CAMI/CR/59/2003 and CAMI/CR/69/2003 for exploration permits PR562 and PR 646 held by Comisa Sprl gives exclusive mineral rights for copper, precious metals and associated substances. Permit areas PR562 and PR646 cover the entire Frontier deposit.

Permit No 562, Reference CAMI/CR/59/2003 was granted on 9 January 2001 currently in process of renewal.

Permit No 646, Reference CAMI/CR/69/2003 was granted on 5th July 2002 currently in process of renewal.

An EXTENSION OF MINERAL SUBSTANCES has been applied for in both the above licences, which will cover the mineral rights for cobalt. These documents were submitted with the renewal applications and will be processed and approved in due course.

6.4.	Survey of Property

Survey and Technical Service, an independent survey company with a history of over 5 years of association with First Quantum Minerals established the survey and undertook general survey control and surveyed all the drill holes. All surveys were undertaken by Ian Robinson, whom is registered with the Association of Mine Surveyors, Zimbabwe – Registration Number 93A.

The survey control for the Frontier project was established by utilizing the Beacons which demarcate the international border between Zambia and the Democratic Republic of Congo. The Beacon Pillar Named BP18, and Intermediate beacons BP18a through BP18m define the border adjacent to the project.

The information relating to these beacons was obtained from records kept at the office of the Surveyor General in Lusaka, Zambia, and was the product of a joint survey conducted in the 1950’s by the British and Belgian Governments.

The Positions of the pillars are given in geographic co-ordinates (LAT / LON), and these were converted to the UTM (arc1950) system.

(as reported by Ian Robinson)

	6.5.	Mineralised zones

The mineral deposit is located in Katangan age rocks and is more fully described in Section 8.

	6.6.	Royalty payment agreements

Subject to provisions of 2003 DRC Mining Code which include a 2% royalty and a 5% carried interest in the operation.

	6.7.	Environmental Liabilities

In April 2005, FQM appointed Golder Associates, an independent international engineering and environmental consultancy to undertake the environmental and social impact assessment (ESIA) for its Frontier project. The ESIA will be prepared in line with the DRC environmental regulations, international best practice and World Bank guidelines for ESIA. The study is scheduled for completion in September 2005.

7.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

	7.1.	Proximity to population centers

The Frontier project is located in the Sakania Territory of Katanga Province in the Democratic Republic of Congo. Population centres are Ndola (Zambia) approximately 35 km to the south, Mufulira (Zambia) 30 km to the north and Sakania (DRC) the territorial capital 10 km to the south-east (see Figure 1).

	7.2.	Access

The project lies 1,250 m east of the Zambia/DRC border and 1,500 m east of the paved road between Ndola and Mufulira. The railway line from Ndola to Lubumbashi, the provincial capital, passes within 5 km of the property.

An excellent road network exists in Zambia and via Zambia to the DRC in the north and south via Botswana and Zimbabwe to South Africa. The road network in the Sakania territory is in a very poor condition. There is no passable road through the DRC from Frontier to Lubumbashi, 200 km NNW of Frontier. There is only limited access between Frontier and Sakania town.

	7.3.	Physiography

Frontier lies on the Central African Plateau at an altitude of 1300 m.a.s.l. The general topography of the area is gently undulating with slope gradients of between 1 and 2%. The Zambezi River and Congo River divide follows the DRC/Zambia border and the general surface drainage from the project area flows south east and east towards the Luapula River, which is a part of the Congo River system. Surface drainage from the Frontier deposit flows via a small stream into a wetland 1.5 km east of the deposit.

The deposit is on a green field site. The vegetation type is Miombo woodland, a semi-deciduous broadleaf vegetation type, found from Angola in the south-west to Burundi in the north-east. Wetlands occur along watercourses to the east of the deposit.

	7.4.	Climate

The area has a tropical climate moderated by the high altitude. The region has distinct dry (April to October) and wet (November to March) seasons. Rainfall mainly occurs in heavy thunderstorms producing typical precipitation events of between 10 and 40 mm. The mean annual rainfall is 1,350 mm per annum.

Mean minimum and maximum temperatures vary between 5ºC and 25ºC in June and between 17ºC and 27ºC in December. The monthly extreme temperatures are highest in October, at 38ºC, and lowest in June and July, at approximately 4ºC.

	7.5.	Local Infrastructure and Resources

The existing local infrastructure is limited to the Zambian road network and the DRC railway between Ndola (Zambia) and Lubumbashi. There is no power or communication networks apart from two cell phone networks covering Sakania town and the project area.

Subsistence farming and charcoal burning are the most important economic activities in Sakania Territory. No other form of natural resource exploitation is taking place in the project area.

Zambia’s Copperbelt Province adjacent to the Sakania Territory is in contrast to Sakania Territory densely populated with over three million people and economic activities including mining, manufacturing and farming.

8.	HISTORY

	8.1.	Previous ownership

The Project Area was previously explored by Rhodesian Anglo Americam Limited (Bwana Mkubwa Copper Mining Company) mostly in the area of the southern trenches; by Union Minier in the 1930’s and by a Japanese Group in conjunction with Sodimica in the early 1970’s.

8.2.	Exploration History

The Frontier deposit has been explored by FQM for a period of 4 years. The first phase ofdrilling was in 2001 LF 1 to 39, concentrated in the south in the area of previous trenchingand pitting where oxide copper was exposed at surface. Further RC drilling was undertakenin 2002. All this work suffered from depth limitations in the percussion drilling.

The major breakthrough in the understanding of the deposit was achieved in 2003 with thefirst deep diamond holes drilled in the forest north of the previous trenching.

This exploration is detailed in Sections 9 and 10

8.3.	Historical Resource Estimates

A preliminary resource estimate was undertaken by Digital Mining Services in May 2004 onthe exploration drilling undertaken to that time. The same author did that estimate inaccordance with Sections 1.3 and 1.4 of the Instrument and a press release on this resourcewas issued on 31 May 2004.

8.4.	Historical Production

Nil.

9.	GEOLOGICAL SETTING

The Frontier deposit is hosted within veined and altered sediments of the KatangaSupergroup, and is located in the southeastern extension of the Lufilian arc, a fold thrust beltof Neoproterozoic age. The stratigraphic location of the copper mineralisation ispredominantly within shales and conglomerates (the Grand Conglomerate) of the NgubaGroup. The shales unconformably overlie an Upper Roan subgroup dolomite, which hasbeen intersected in many of the drill holes, and underlie a second Ngubu Group dolomite unit.

Table 1: Stratigraphic Units of the Lower Katanga Supergroup (modified after Wendorff, 2003a and Cailteux, 2003)

GROUP	SUBGROUP	FORMATION	MEMBER

KATANGA SUPERGROUP
Kundelungu	Kiubo
Kalule
Petit Conglomerat
Nguba	Monwezi
Muombe
Grand Conglomerat
Mwashya
Roan	Upper Roan
Lower Roan

The deposit is interpreted to be contained within a shallow south eastwardly plunging, north eastward dipping, overturned anticline, with the thickest mineralisation developed in the nose region of this fold. Alteration associated with mineralisation comprises sodic metasomatism,silicification and dolomitisation.

There is considerable faulting, which currently has been interpreted as predominantly parallel to strike. A major fault, referred currently to as the ‘A’ fault has considerable vertical displacement and form the westerly bounding fault for most of the deposit. There are several other fault sets, although there is not always displacement along these faults. The faults also affect the depth of oxidation, particularly the ‘A’ fault, where the weathering profile is significantly deeper.

10.	DEPOSIT TYPE

Mineralization at Frontier is sediment hosted and epigenetic in style. It occurs higher in the stratigraphy than traditional Copperbelt deposits such as Mufulira and Nchanga.

11.	MINERALISATION

Mineralization is hosted by altered Ngubu shales and within the uppermost portion of the Grand Conglomerate polymictic breccia also known as a diamictite. Copper occurs as chalcopyrite with minor bornite, and their oxidation and enrichment products in cross cutting quartz – albite -carbonate stockworks, veins, veinlets and breccias, and as foliation parallel disseminations in highly deformed and altered shales and underlying diamictite.

Using the stratigraphic and fault model, an deposit model was developed in the following manner. Sections along drillhole lines have consistently been taken at 100m intervals as defined by Figure 3.

Figure 3: Section line used in the geology and deposit modelling stages

11.1.	Lithological Model

Footwall dolomite, thought to be Upper Roan, interpreted as the bounding footwall of the potentially economic mineralisation [BLUE BANDED MATERIAL] Interbedded shales, which are the primary host to the mineralisation. [UNSHADED AREA] Nguba Conglomerates, [YELLOW MATERIAL] Nguba Dolomites

Figure 4: The Geology model of the Frontier deposit

This interpretation was undertaken by a combination of log comparisons and 3-D modelling. The 3-D modelling suggested that the top of the Upper Roan represents a probable unconformity which forms the footwall of the mineralised zone. The Nguba conglomerates are shaped as an overturned antiform as cross section to cross section Nguba dolomites are found between two limbs of conglomerate. The lithological units have not been interpreted into the block model.

11.2.	Fault Model

In conjunction with the definition of the major lithologies, a detailed study of all faulting was undertaken. All faults were highlighted in the logs and then interpreted again on the sections. Sections have consistently been taken at 100m intervals as defined by Figure 3. All interpretations are based on these section lines which run perpendicular to the strike of the stratigraphy and mineralisation.

Figure 5 illustrates the faulting, which is considerable in the Frontier deposit. Many faults have been logged in the drill core. The faults have been visually correlated in some instance in the drill core, although core angles have yet to be used as assistance in joining up the faults. There is potential to further use these and the core orientation data to future increase knowledge of the 3-D structural setting of the deposit.

The westerly bounding fault is considered to be a major fault and consists of several zones and is labelled A in Figure 5 and is coloured brown. This fault downthrows the Upper Roan Unit significantly to the northwest and drilling suggests this is to be the westerly bounding fault of the mineralisation. Other fault zones have been interpreted by Comisa geologists and Alan Stephens to parallel this major fault zone. Displacement is not always apparent and some fault zones have little effect on the deposit. The numbering of the faults is displayed in Figure 5.

Figure	5: The interpreted faults considered to transect the Frontier deposit

11.3.	Copper Deposit Model

Subsequent to the definition of the geology and fault model, the copper deposit model was interpreted on the 100m spaced section lines. Considering the faulting, a lower cut of 0.25%

TCu was used to define the deposit outline. The deposit is considered to dip gently to the north east and plunge to the south east. Both these factors were considered when joining sectional interpretation along strike. All deposit interpretation was done in close collaboration with Doug Jack and Alan Stephens, both of whom have been involved in the exploration of the project since its inception.

The model terminates on section line 10700 in the north and 9100 in the south, enjoying a strike length of 1600m. It is considered that Fault Zone A described in Section 8.2 cuts off the deposit to the west. The footwall boundary is probably the unconformity of the Upper Roan contact. However, the deposit is open at depth to the north east. Significant depth extensions are feasible. The deposit is also open to the south.

The deposit has been modelled to a maximum of 500m below the surface (elevation 800m above sea level.)

Figure 6: Plan view of the Copper deposit model

Figure 7: Sectional view of the deposit looking from the south east – illustrating the gentle north easterly dip	Figure 8: Long Section view looking from the east illustrating the undulating plunge to the south west

Geostatistics within this body have been undertaken. The ends of the deposit were closed offat half a section spacing, which is 50m. In two cases, there are small, one hole orebodies thathave not joined to an adjacent section. Currently these are treated like discrete fault blocks ofcopper mineralisation. This deposit model is considered to be significantly more accuratethan the alteration model that was utilised in the previous resource calculation.

11.4. Weathering Profiles

The following methodology was followed when undertaking modelling of the oxidationhorizons.

1.	Surface elevation from Ian Robinson of Survey and Technical Services. He supplied a surface in close proximity to the drilled holes, which comprised field theodolite surveys of the hole collars and spot heights to determine the current topographical surface. Outside this area, as displayed in Figure 9 the ground survey has a lower degree of certainty and is based on the Aerial Orthophoto Survey.

2.	Oxide zone was modelled as follows: the position of the first appearance of sulphide mineralisation was noted in the log. This surface was extracted from the database and labelled “top of sulphide”. This surface was considered in conjunction with the faults, which are considered to strongly influence the oxide profile. A solid model was made using this as the base and extending above the surface.

3.	Sulphide zone was modelled by using the last appearance of oxide to mark its top. This zone was known as the “bottom of oxide”. This surface again was considered with the other logging and formed into a 3-d model of the sulphide.

Figure 9: Levels of Confidence in the Ground Surface Survey

4.	Mixed zone is considered to be the material between the “top of sulphide” and the “base of oxide” and is therefore the difference between the above 2 3-d models.

Figure 10 illustrates the elevation of the oxide zone interfaces.

Figure 10: Elevations of the various oxidation zone interfaces

Surface Contours	Base of Oxide – strongly controlled by the Westerly bounding fault

Base of Mixed Zone/Top of Sulphide – strongly fault controlled

12.	EXPLORATION

The different phases of exploration are outlined below.

Figure 11: Geophysical and Geochemical Surveys

12.1.	Geochemical Surveys

3,344 soil samples were taken over the area in question and their positions are illustrated in Figure 11 above. Areas of low order interest, where the geology and geophysical surveys indicate a lower order target were sampled at line spacing of 800m and sample spacing of 100m. Closer to the anomalies, the line spacing was reduced to 400m. Over the drilled deposit the line spacing is 100m with the sampling interval of 25m. All soil sample points have been surveyed by hand held GPS units and their positions recorded, which have subsequently been marked on the maps.

The soil samples were taken at C horizon or refusal by a spade, sieved to minus 80 mesh and submitted for Cu, Co at Genalysis Laboratory in Perth were plotted and contoured to mark drilling targets.

12.2.	Geophysical Surveys

Fugro Airborne Surveys (Pty) Ltd flew the airborne geophysics surveys over Area 1 in October and November 2003. A small aircraft was used to fly survey lines 200m apart along bearing 090 degrees. Tie lines were flown at 2000m intervals orientated north south. A total of 1555 line kilometers of survey were completed. Total field, horizontal gradient magnetics and radiometrics data was recorded.

Large deformation zones, magnetic lineaments, fold structures, and magnetic layering are defined within the survey area. These form controls and trap sites to mineralising fluids that should be investigated for economic copper mineralisation.

Alteration index anomalies are also defined in the area of survey. The anomalies may represent K-altered zones that may be associated with economic copper mineralisation.

Uranium anomalies are particularly interesting in that there is possibility that they may be directly associated with copper mineralisation.

An interpretation of this data was compiled by an independent consultant Mr. Hilary Gumbo, in January 2004. The digital data is available for further interpretation.

No further ground geophysics has been undertaken on this prospect.

13.     DRILLING

Three drilling campaigns have been completed at Frontier – listed below is a summary of the holes drilled:

Table 2: Summary of the different drilling programmes.

					Sample
Drilling Season	No of Holes	Type of hole	Total Meterage	Hole Coding	storage

2002	87	Air Core	3,741.00	AC	Not stored

					Chips at
		Reverse			Walford
2002	29	Circulation	1,540.00	RC2002	Meadows

					1/2 core at
		Diamond			Walford
2003	14	Drilling	1,510.40	DH2003	Meadows

					Chips at
		Reverse			Walford
2003	44	Circulation	6,864.00	RC2003	Meadows

					1/2 core at
		Diamond			Walford
2004	30	Drilling	10,859.30	DH2004	Meadows

					Chips at
		Reverse			Walford
2004	48	Circulation	8,937.00	RC2004	Meadows

The air core holes comprised the initial drilling programme, have a prefix of LF and have not been assayed for cobalt. It is generally considered that these shallow holes did not reach sufficient depth and the deposit has been subsequently drilled to greater depths by RC and diamond drilling (prefix LRC & LD). The pulps from these LF holes are missing and so these holes have not been re-logged in keeping with the subsequent holes.

The reverse circulation holes were drilled over 3 seasons. The LRC001 to 030 were drilled in the 2002 drilling season. The pulps are not available for these holes. These holes were not assayed for Cobalt. All others have stored chips and detailed logs.

Later diamond drilling, where all holes are prefixed by LD, has all the core stored at the Comisa Walford Meadows Office. Detailed geological logs and complete assay datasets are present for all holes.

Figure 12 illustrates the positions of the drill holes.

Figure 12:    Drilling Programmes

13.1.	Collar Surveys

The collars of drill holes were surveyed by Ian E Robinson of Survey and Technical Services. All holes were surveyed with reference to the agreed international border beacons, defined by an agreement in both French and English during the 1950s. The details of these beacons were obtained from the Zambian Surveyor General’s office in Lusaka. It is considered that these positions are accurate after surface inspections.

Table 3:	Summary of Collar Surveys.

Survey Type	No of
Holes

Handheld GPS coordinates	15
Original Setout coordinates	3
Theodolite Surveyed	234

TOTALS	252

13.2.	Downhole Surveys

Spec Drill (Pvt) Ltd, 43 Ash Road, Kyalami, South Africa were contracted to undertake downhole surveys for the 2003 drilling season. This company does have accreditation.

The holes were surveyed using an Electronic Multi-Shot (Directional Surveying using FLEXIT SmartTool) and the data provided to Comisa in the form of XCEL spreadsheets for each hole. The success rate of the downhole surveys was low, with only 20% of the holes drilled during the 2003 RC campaign being surveyed. There were no downhole surveys for the Air Core and 2002 RC campaigns. It was generally considered that the average depth of the Air Core holes was 43 meters, and 61 of these holes or 90% were drilled vertically. All other holes were drilled at 60[o] to the south west. The diamond drill holes averaged 108m in depth. 12 out of 14 holes were drilled vertically. The 2002 RC campaign again drilled fairly shallow holes, with the average depth being 58m. However, only 10 of the holes or 33% were vertical, 18 of the holes were drilled at 60[o] and the other 2 were drilled at 50[o]. Although 20% of the 2003 RC campaign were surveyed, all the holes surveyed were drilled at an angle. Of the holes not successfully surveyed, 18 were vertical and 17 were inclined.

All diamond drill holes completed during the 2004 drilling season were surveyed by a SperiSun instrument by the drillers Boart Longyear. Surveys were conducted at approximately every 50m down the hole. All survey data was provided to site geologist Dave Christensen who passed it on the DMS. No downhole surveys of RC holes drilled during 2004 were undertaken.

14.	SAMPLING METHOD AND APPROACH

	14.1.	Reverse Circulation Holes

Reverse circulation samples are taken at one meter intervals and placed in 25kg plastic weave bags at the drill site. These 15-20kg samples are then collected and taken to camp where splitting through a riffle splitter reduces the sample to +/- 2.5 Kg. These representative samples are placed in 300x450mm plastic bags which are labelled with hole ID and interval. A sample tag number is inserted in each bag. Every 10th sample bag becomes a standard and the standard is introduced after samples arrive in Ndola. These samples are then shipped to Genalysis Laboratory in Johannesburg, South Africa for sample preparation.

	14.2.	Diamond Drill Holes

Diamond drill samples are taken at intervals of 0.3m to 1.5m with an average of 1.0m. Intervals vary as to rock type, formation breaks, mineralisation and mineralisation type; i.e. grade and disseminated vs. vein. Sample intervals are marked and sample tags placed prior to splitting of the core. Sampling of the saprolite zones is done by taking a half split of the clay material by means of a putty knife. The solid core is sawn and half splits of these intervals, as well as the saprolite, are placed in marked 300x450mm plastic bags with accompanying sample tags. As in the RC sampling a standard is introduced (with a sample number) every 10th sample. These splits are then grouped and sent to Genalysis Laboratory for sample preparation in Johannesburg, South Africa.

15.	SAMPLING PREPARATION, ANALYSES AND SECURITY

Reverse circulation drill samples were collected through a cyclone at 1 metre intervals from the reverse circulation drilling campaign carried out at the Frontier project. The entire drill chips sample (weighing approximately 20 kilograms) is split using a riffle splitter in the field, to make up a 2 to 3 kilograms sample for despatch to the laboratory.

Diamond core was measured and split at the previously determined geological lengths, at the core yard in Twalumba Close, Ndola, Zambia.

An exercise of inserting either a duplicate, blank or reference standard per every 10 drill samples was implemented in January 2004.

15.1.	Laboratories used for analyses

Genalysis and Scientific Services laboratories were used to analyse the drill samples from the Frontier drilling project. Of the two laboratories being used by Comisa, Genalysis is the only accredited laboratory with ISO/IEC 17025 certification (Table 4).

Table 4: Details of Laboratories used for analyses by Comisa

Laboratory Name	Address	Accreditation	Chief Chemist
Genalysis	15 Davison Street, Maddington,W Australia 6109	NATA	Mr.T.K. Chan
	Tel:+61 8 9459 9011, E-Mail:genalysis@genalysis.com.au	ISO/IEC 17025
Scientific Services	Technosquare,42 Morningside,N'Dabeni,Cape Town, RSA	NONE	Mr. Stuart Moir
Tel:+27 21 531 7166 E-Mail sciserv@iafrica.com

15.2.	Mineral Elements Analysis Methods used 15.2.1. Genalysis Analysis Methods:

Total Copper and Cobalt: 0.25g High precision four acid digest (including Hf) for the determination of total Co and Cu (to 0.01%) by flame AAS.

Gold: 10g aqua regia digest for the determination of Au (to 0.01ppm) by solvent extraction flame AAS finish and a sub-sample of the same digest for the determination of Ag (to 0.1ppm) by flame AAS.

Acid soluble copper: Where the total Copper result was equal to or greater than 0.25% the sample was re-analysed for acid soluble Copper (to 0.01%) using the Bwana Mkubwa method.

Where the acid soluble Copper result was equal to or greater than 0.25% the sample was re-analysed for the determination of gangue and total acid consumption, using a scaled version of the Bwana Mkubwa method, which includes the analysis of total sulphur by LECO and percentage Copper by leached.

15.2.2.	Bwana Mkubwa Acid Soluble Copper Method

2g of sample is leached with leach acid (20% sulphuric acid with sodium sulphite) and the copper in solution is determined by flame AAS.

15.2.3.	Scientific Services Analysis Methods

Total Copper and Cobalt: 1g material progressively digested by HCl/HNO3/HClO4 and made to volume with distilled H2O Read for total Cu and Co on AAS.

Acid Soluble Copper: 10g material agitation leached in cold solution of 5% H2SO4 overa period of 48 hours. Aliquot of super natant solution filtered and read on AAS for Cu.

Gold: 50g Fire assay charge fused at 1100°C. Conventional Pb collector with addition ofAgNO3 as additional collector. Prill dissolved in HNO3 and made up to volume. Solutionread by AAS.

Silver: 1g material digested in conc HNO3 (plusHgNO3). Made up to volume and readby AAS.

Sulphur: Read by XRF on a 15g pressed pellet.

15.3.	Security

The samples are packed in plastic bags which are then tied by fool proof tampering cable ties.

16.	DATA VERIFICATION

Drillhole data for 252 drillholes as defined in Section 10 was provided to Digital Mining Services (DMS). DMS has carried out full Quality Control (QC) and has cross validated the computer entry of the assay data from the original assay certificates, and believes it to be a true representation of the copper assays available. This work was done by Kennedy Mtetwa, of DMS during April 2005.

16.1.	Certified and made up Standards

Six made up standards (L1378, L1380, L1381, L1384, L1385, L1393 and L1394) were made up from the three Lonshi mine stockpile material. (Lonshi is an operating mine held by FQM). The standard were selected from the

(A) high grade >4% acid soluble copper (B) intermediate grade 2-4% acid soluble copper and (C) low grade <2% acid soluble copper) stockpiles.

Three certified (4.6%, 1.56% and 0.52%) standards made up from Kansanshi ore material and the sixteen made up standards were inserted within batches of samples that were submitted to Genalysis and Scientific Services as a check of the accuracy performance of the laboratory.

Using the standard deviation test to analyse the certified and made up standards, it was established that the standards returned assays that are within the acceptable standard deviation range of the each standard.

16.2.	Internal Standards

Four internal standards (KAN01, KAN02, KAN03 and KAN04) were made up from the Kansanshi mine ore grade material. These four are being used as internal standards for First

Quantum drill samples by Genalysis, as an internal check of the accuracy performance of the laboratory.

Using the standard deviation test to analyse the internal standards, it was established that the standards returned assays that are within the acceptable standard deviation range of the each standard.

16.3.	Blank Samples

Blank samples submitted within batches of drill samples to Genalysis have proved that there has been no contamination to the sample preparation process at Genalysis as illustrated in the quality analysis and quality control acid soluble and total copper summary reports for Genalysis assays.

Blank samples submitted within batches of drill samples to Scientific Services have proved that there has been no contamination to the sample preparation process at Scientific Services as illustrated in the quality analysis and quality control acid soluble and total copper summary reports for Scientific Services assays.

16.4.	Duplicate Samples

16.4.1.	Genalysis Assays

An analysis of the Genalysis acid soluble and total copper duplicate grades was made since replicates should ideally be taken from material suspected of being at least weakly mineralised. The correlations, R illustrated excellent correlation of original and duplicate samples.

16.4.2.	Scientific Services Assays

An analysis of the Scientific Services acid soluble and total copper duplicate grades was made since replicates should ideally be taken from material suspected of being at least weakly mineralised. The correlations, R illustrated excellent correlation of original and duplicate samples.

16.5.	Half Absolute Relative Difference (HARD) analysis

Using the HARD analysis method to analyse the reverse circulation total data for assays >0.25% it is apparent that 95% (Genalysis) and 98% (Scientific Services) of the duplicate samples satisfied the HARD analysis international guide line, which is much higher than the international acceptable 90%.

Using the HARD analysis method to analyse the Genalysis oxides diamond core acid soluble copper duplicate data for assay values > 0.25% (i.e. the mineralised zones), it is apparent that 33% of the duplicate samples satisfy the HARD analysis, which is much lower than the international acceptable 90%.

Using the HARD analysis method to analyse the Genalysis diamond core total copper duplicate data for assay values > 0.25% (i.e. the mineralised zones), it is apparent that 54% of the duplicate samples satisfy the HARD analysis, which is much lower than the international acceptable 90%.

It is apparent that the quarter split diamond core method of duplicating samples is not reliable for the Frontier ore body. The quarter core split method has shown nugget effect on the HARD duplicate analysis. The half core will need to be crushed first and then split to make up a duplicate sample which will be deemed reliable to pass the duplicate HARD test.

Using the HARD analysis method to analyse the certified and made up standards (acid soluble and total copper), it is apparent that the standards satisfied the HARD analysis for certified and made up standards.

16.6.	Data Verification

All assays have been undertaken either at an accredited Laboratory or extensive checks have been undertaken on any assay data not at an accredited laboratory to allow confidence in the comparison of assays.

The assays values used in the database for the resource calculation were checked systematically against the final assay certificates by Kennedy Mtetwa.

17.	ADJACENT PROPERTIES

Figure 13: Adjacent Mineral Licences to the Frontier Property

Comisa Sprl holds exploration licences No 837, 645 and 568, all of which are currently being renewed as described in Section 3.3. On the Zambian side of the border, the ground is held by Equinox Zambia Limited, under Licence Plls26. The positions of these licences are illustrated above in Figure 13.

18.	MINERAL PROCESSING AND METALLURGICAL TESTING

Metallurgical testwork is in progress.

19.	MINERAL RESOURCE AND MINERAL RESERVE ESTIMATION

19.1.	MINERAL RESOURCE ESTIMATION – Digital Mining Services

Comisa Sprl., a wholly owned subsidiary of First Quantum Minerals Ltd (FQM) currently has mineral rights over the Frontier Project in the Democratic Republic of the Congo. Gayle Hanssen of Digital Mining Services has hereby seen, investigated and estimated, as outlined in this report, the copper and cobalt resource of this prospect, based on the results of 252 exploration drill holes. The mineral resource has been estimated and the methodology described in this report in accordance to the JORC code and the Canadian National Instrument 43-101 standards of Disclosure for Mineral Project.

FRONTIER MINERAL RESOURCE AS OF 30th APRIL 2005

Resource	Cut Off	Tonnage	Tonnage	Tonnage	%TCu	%TCu	%AsCu	%TCu	Tonnage
Category	%Tcu	Sulphide	Oxide/ Mixed	Total	Sulphide	Ox/Mx	Ox/Mx	Total	Copper

MEASURED	0.35 Cut off	99,582,700	20,546,600	120,129,300	1.11	1.11	0.77	1.11	1,331,450
	0.5 Cut off	91,526,100	17,388,100	108,914,200	1.17	1.24	0.87	1.18	1,283,230
	1.0 Cut off	49,755,800	8,566,600	58,322,400	1.51	1.77	1.32	1.55	902,260
	2.0 Cut off	6,307,800	2,365,600	8,673,400	2.39	2.73	2.13	2.48	215,240

INDICATED	0.35 Cut off	52,772,300	4,403,500	57,175,800	1.08	1.23	0.90	1.09	621,930
	0.5 Cut off	47,960,600	3,910,200	51,870,800	1.14	1.33	0.98	1.16	599,170
	1.0 Cut off	26,118,400	2,192,600	28,311,000	1.46	1.81	1.40	1.49	420,800
	2.0 Cut off	2,714,600	588,300	3,302,900	2.48	2.92	2.43	2.56	84,570

TOTAL	0.35 Cut off	152,355,000	24,950,100	177,305,100	1.10	1.14	0.79	1.10	1,953,380
(measured	0.5 Cut off	139,486,700	21,298,300	160,785,000	1.16	1.26	0.89	1.17	1,882,390
& ind)	1.0 Cut off	75,874,200	10,759,200	86,633,400	1.49	1.78	1.33	1.53	1,323,060
	2.0 Cut off	9,022,400	2,953,900	11,976,300	2.42	2.76	2.19	2.50	299,810

Gayle Hanssen, B.Sc. (Hons), Pr.Sci. Nat. is an independent consultant employed by Digital Mining Services. She has been involved on a consultancy basis with the Frontier Deposit for a period of 2 years.

19.2.	DATABASE USED IN THE MINERAL RESOURCE ESTIMATION

All verified data was incorporated in a database. The following data structure is available in a Microsoft access database format.

19.2.1.	Database Structure
The database is briefly outlined below.

–	COLLAR: The drill hole collar locations in x, y and z coordinates. This table indicates what drilling method was used, and whether the holes had downhole surveys.
–	SURVEY: The downhole surveys of all drill holes, including azimuth and dip.
–	ASSAY: All assay data – total copper [TCu], acid soluble copper [AsCu] and cobalt[Co]
–	GEOLOGY: Geologically coded data
–	OREZONE: Downhole intercepts of the modelled deposit.
–	ALTERATION: Logged alteration codes to assist in the determination of the deposit
–	ASSAY COMP: 1m downhole composites to allow for the extraction of data in the oxide, mixed and sulphide oxidation zones.
–	CHL_ALTERATION: Logged chloritic alteration
–	GEOLOGY DETAIL: More detailed geology logs including colour coding and structure
–	LATERITE: Logged laterite intercepts
–	STRUCTURE: Logged structural zones
–	WEATHERING: Logged weathering zones
–	WEATHERING_INT: Weathering zones as determined from the 3D models of the weathering zones over the entire area covered by the Block Model
–	STYLES: The table required by Surpac for the graphical colour coding.

19.2.2.	Composite Data

All data was composited at 1m intervals for statistics and subsequent use within the block model. The cobalt and the copper data were composited differently in line with the differing block modelling methods:

19.2.2.1.	Copper Mineralisation

Firstly all the drillhole data was composited over 1m intervals. These composites were constrained to be within the modelled deposit. The ‘end’ composite where the meterage may not be within 75% of 1m was also included.

The 1m downhole composites within the specific oxidation zones were then extracted from this table, using the constraints of the weathering zones defined. The resulting were files used in the geostatistics and block modelling.

19.2.2.2.	Cobalt Mineralisation

As a cobalt deposit has not been defined, all samples in the dataset were composited downhole at 1m intervals. Where no cobalt assays were available, the hole was not considered to exist, allowing the computer interpolation over this area. The holes within a 25m radius of LRC065, which has significantly higher cobalt were composited for use in the block model.

There has been no cutting of grades. The ‘limbs’ of the overturned anticline have not been separated for statistical purposes, although this is considered an option to further tighten the estimation parameters in the future.

19.3.	STATISTICAL EVALUATION OF THE DEPOIST

Table 5 has the basic statistics of all 1m composites in copper deposit, in total as well as defined by the oxidation state.

19.3.1.	Descriptive Statistics – Copper Deposit.

              Table 5: Statistics of Materials within the different Oxidation States within the Copper Deposit.

	ALL ORE MATERIAL			OXIDATION STATES
			OXIDE		MIXED		SULPHIDE

			cu	ascu	cu	ascu	cu	ascu

Mean	1.04	0.31	1.02	0.71	1.42	0.40	1.01	0.03
Standard Error	0.01	0.01	0.02	0.02	0.07	0.03	0.01	0.00
Median	0.59	0.04	0.59	0.28	0.68	0.25	0.61	0.01
Mode	0.01	0.00	0.30	0.00	0.60	0.00	0.01	0.00
Standard Deviation	1.39	0.88	1.36	1.25	2.08	0.70	1.22	0.09
Sample Variance	1.93	0.77	1.85	1.55	4.33	0.49	1.49	0.01
Kurtosis	33.12	118.03	41.08	49.94	19.20	102.30	17.80	377.27
Skewness	4.26	8.00	4.69	5.12	3.80	8.22	3.14	16.55
Range	24.25	23.50	24.25	23.50	19.89	11.60	15.96	2.60
Minimum	0.00	0.00	0.00	0.00	0.01	0.00	0.00	0.00
Maximum	24.25	23.50	24.25	23.50	19.89	11.60	15.96	2.60
Count	14,224	13,745	5,635	5,210	799	777	7,828	7,803
Confidence Level(95	0.02	0.01	0.04	0.03	0.14	0.05	0.03	0.00

The values can be considered a guide to further computations. The dataset comprises over 14,000 samples within the deposit.

19.3.2.	Histograms – Various Zones

All composite data of TCu was transformed to logs and then the histograms of the oxide vs mixed vs sulphide material were compared using a bin size of 0.25 in log values (which have subsequently been converted back to real values in the graph in Figure 14).

The histogram for the oxide and sulphide zones are smooth curves. However, the peak of the histogram for the oxide material is significantly lower grade that that for the sulphide material. In fact there is a difference of 0.5% Tcu. The mixed material does not have such as smooth distribution, which does illustrate that it is probably a mixture of the 2 populations. This difference does also illustrate a significant difference in the copper mineralisation distribution between oxide material and the sulphide material. On the whole, the mixed dataset behaves more in the pattern of the oxide dataset, where it has been included for block modelling purposes.

Figure 14 : Histogram of Copper Deposit Oxidation zones

The histogram of the sulphide material does have a positive skew.

19.4.	GEOSTATISTICAL EVALUATION OF THE DEPOSIT

Variograms were computed using the 1m composites TCu values for the oxide zone and the sulphide zone. Due to the limited data and the erratic nature of the data in the mixed zone – no sensible variograms were achieved from this dataset. No division of data on structural grounds was undertaken.

19.4.1.	Variogram Parameters

Table 6: Variogram Parameters and Results for TCu

19.4.2.	Omnidirectional Variogram – the establishment of the Nugget Effect

The omnidirectional variogram searches in all directions. The lag of 1m was arrived at, being the closest sample spacing when using 1m composites. This variogram is often considered being the “down the hole” variogram, and is used in determining the nugget effect. It indicates the random component of the mineralisation. This is the copper variability throughout the deposit.

Figure 15: Omnidirectional variograms of all data within the Copper Deposit

Omnidirectional – all data (TCu)	Omnidirectional – Oxide data (TCu)

Omnidirectional – Mixed data (TCu)	Omnidirectional – Sulphide data (TCu)

In all cases when using the omnidirectional variogram, the normal variogram was used. All the data within the alteration body gave a nugget effect of 0.38% TCu, which is considered low. When looking at subsets of the different weathering states, a low nugget effect was evident in all cases, except for the variable material in the Mixed Zone, where a nugget effect of 0.57 was indicated.

19.4.3.	Strike Directional Variogram

Strike directional variograms were constructed for every 10[o]. Each variogram was then judged as to which was considered the most suitable. The defined nugget from the omnidirectional variogram was used. This method was employed with all the data, and it was considered that the most suitable strike direction was 135[o] which is the greatest extent of the deposit.

This strike direction was then applied to the datasets for the oxide and sulphide material. The grade distribution of the mixed material was considered too erratic to give a reasonable variogram. When considering the strike variogram, the south easterly plunge was incorporated. This plunge was considered at 10[o] from the horizontal and 20[o] from the horizontal. The preferable variograms were constructed using the strike of 135[o] and the plunge of 20[o] to the south east. Both these variograms are illustrated in Figure 16.

The most suitable lags were investigated using a new version of Surpac [Version 5.1A_Beta] where the lag and be adjusted. In general a lag of 45 to 54m gave the best variogram. This suggests that on the whole the data is spaced at 50m centers in a strike direction.

The oxide material had a range of influence of 107.76m, which is approximately the drilling interval. Therefore, sparsely drilled areas, where the grid pattern is greater than this distance will not be estimated by kriging and will not give a measured resource. The range of influence for the sulphide material is slighter longer at 123.02.

Both variograms were normal variograms and it did not seem necessary to have more than one structure, indicating relatively continuous mineralisation in the same structural regime.

Figure 16: Strike Variogram for Copper Deposit

Strike Variogram (135o) – Plunge -20[o]Normal Variogram TCu Oxide Data	Strike Variogram (135o) – Plunge -20[o] Normal Variogram TCu Sulphide Data

19.4.4.	Dip Directional Variogram

The dip directional variogram is constructed at right angles to the strike variogram and represents the continuity of the mineralisation down dip. A fairly shallow dip of 30[o] to the north east was indicated.

19.4.5.	Anisotropy Ratios

The ratios used for both kriging and inverse distance squared (ID2) were calculated on the variograms above. The strike range is the length of the major axis and the dip range is the semi-major axis. The anisotropy ratio is the relationship between the two. The minor axis is the across strike distance or the width of the deposit.

19.4.6.	Variogram Model

Table 7 details the results of the variogram models that have been used in the kriging process for TCu and TCo. It should be noted that the same parameters were applied to the AsCu estimation as were used for the TCu. The strike variogram was used. In order for the variograms to be considered ‘valid’, a validation procedure was undertaken. This is defined in Section 15.4.7.

Table 7: Variogram Parameters used in Kriging.

Orebody	Oxidation	Variogram	Lag	Nugget	Sill 1	Range 1
		Type		Effect		(m)

Tcu	Ox/Mx	Strike	45	0.21	1.58	107.76
Tcu	Sulph	Strike	54	0.38	1.37	123.02

19.4.7.	Variogram Validation

The validation of the variograms has a special significance in the variogram that can be safely used in the kriging procedure. Using the various datasets, with the different nugget effect and the many produced variograms – the validation procedure was run. The results are summarised in Table 8.

The Validation takes known data points and estimates the kriged value of that point. In order for a variogram to be used in the kriging process, 3 criteria should be met:

•	The mean of kriging errors should be as close to 0 as possible.

•	The variance and the average kriged variance should be as close as possible

•	The percentage of errors with 2 standard deviations should be as close to 95% as possible.

Table 8: Variogram Validation Results

Therefore it is observed that the strike variograms in all cases give very good results on the validation process. It is therefore these variograms that were used in the kriging process.

19.4.8.	Block Model Estimation Parameters

The estimation parameters below are used in the ID2 and the kriging processes. This process requires that the maximum search distances be stated. In all cases the same parameters were used for the TCu as the AsCu estimations. The vertical search distance equates to the down dip variogram range of influence.

The search distances for the ID2 are considered to be the kriged search distance plus 15%. (when considering all samples as an entire dataset.)

Table 9 : Ordinary Kriging and Inverse Distance Squared Parameters

19.5.	BLOCK MODELLING OF THE DEPOSIT

19.5.1.	Block Model Summary, including Block Size

The block model was constructed with cubic blocks 25x25x10m. The Block size of 25m in the X and Y direction has been based on approximately half the average drill spacing. The block height of 10m is based on a subdivisable mining heights. It is believed that at least 50% of blocks will have a drillhole located within them.

Table 10 : Block Model Summary

	Y	X	Z

Minimum Coordinates	8591100	660200	850
Maximum Coordinates	8593500	661800	1490
Block Size	25	25	10
Sub Block Size	12.5	12.5	5

	Bearing	Dip	Plunge

Rotation	-45	0	0

19.5.2.	Partial Blocking

During 2004, the concept of “Partial Blocking” has been introduced to the Block Model to provide a better estimate of the volumes. This is estimated into the attribute “ partial_ore”. This attribute based on the shape of the 3D model of the copper deposit allows a number from 0 to 1 to be assigned to the block depending on the amount of the material considered to be ore represented by the block. However, it should be noted that when volume and tonnage reports are extracted from the block model, all volumes should be weighted by the above attribute. When visually displaying the block model, it is recommended that the 3D model of the deposit be displayed in order to visually assess the amount of ore contained in the partial block.

19.5.3.	Specific Gravity

The specifications on the Specific Gravity are as follows (supplied by First Quantum). These weights were derived from the physical weighing of dry drill cores. The following averages were derived from a dataset of 193 measurements.

All Oxide Material	1.50
All Mixed Material with TCu > 0.35%	1.85
All Mixed Material with TCu < 0.35%	1.80
All Fresh/Sulphide Material with TCu > 0.35%	2.80
All Fresh/Sulphide Material with TCu < 0.35%	2.75

The specific gravity values were estimated using these block constraints in the Block Model.

Figure 17: Distribution of SG within the Block Model

19.6.	RESOURCE ESTIMATES – Grade and Tonnes

Three separate spatial resource estimates were undertaken

•	Kriged estimate – Copper Deposit

•	ID2 estimate – Copper Deposit

•	ID2estimate – No constraints for the Cobalt Deposit

These estimates were then combined into the attributes cu, ascu and co using the following criteria. Whenever there is a kriged value, this is the value utilised. If no kriged value is evident, then the ID2 value is used. However, if neither value is available, the average of the ID2 estimate is used and is considered an inferred estimate.

19.6.1.	Estimation methods

The oxide and the mixed material were estimated as a single unit. The composite files from each of these datasets were combined and for kriging the variogram and parameters determined for the oxide dataset were used.

A hard boundary between the oxide/mixed zone and the sulphide zone is deemed to  exist and these are certainly different populations as defined by the histograms in  Section 15.3.2. The sulphide/fresh material was therefore treated as a second dataset.

All copper estimations were constrained by the modelled deposit. The composite data used to estimate is also constrained by this deposit. Therefore any spurious copper values that are not considered to form the cohesive geological unit have not been used in this estimation.

Cobalt estimations have not been constrained. The composite data includes all drilled holes assayed for cobalt. 3 different estimation runs were completed on the cobalt  grades, where the major range of influence was 125m, 100m and 50m respectively. For  all reporting purposes the estimation of the major range of influence as 100m has been used. The initial estimation did not include LRC065 which has considerably higher  cobalt values than encountered in all other holes. The block model run was then overprinted by the holes that are within a 25m radius of LRC65. The range of influence  in this estimation is given as 25m. This therefore constrains the effects of the hole with the high cobalt values to a 25m radius around the hole which is affected by 2 holes – LRC089 and LD027. These 2 holes are included in the secondary ‘overprinting’ estimation of the 25m zone of influence, so any overlapping samples of these holes do  have their influence as well as the LRC065 influence.

All results in this report are from this calculation, as this is considered the closest and best estimate of the cobatlifierous material within the Frontier deposit.

19.6.2.	Categorised Resource Estimates

The resource was then classified, using the following criteria:

Copper Resource

MEASURED:	Blocks estimated using kriging with over 35 samples used in the kriging estimate and the average distance of all samples being within
100m of the centroid.
INDICATED:	Blocks that have been estimated by Kriging/ ID2 and are not within the parameters defined above.
INFERRED:	Blocks outside the ID2 estimate. The blocks are given the average
ID2 value.

Cobalt Resource

MEASURED:	No measured resource
INDICATED:	No indicated resource
INFERRED:	The entire cobalt resource is considered inferred. A better
understanding of the geological control should be able to upgrade the resource to inferred after the 2005 drilling campaign.

A series of tables specify the resource:

Table 11.	Total Copper Resource with TCu grade cut offs – Oxidisation Classification & Resource Categories

(All grade cut-offs and classifications are based on the TCu value.)

Table 12.	Comparison of Copper Resource Categories with 2003 Estimate
Table 13.	Total Cobalt Resource with TCo grade cut offs – Oxidisation Classification

Table 14.	Total Cobalt Resource with TCo grade cut offs – Resource Classification

Table 15.	Total Cobalt Resource with TCo grade cut offs that is >0.35% TCu

Table 16.	Total Cobalt Resource with TCo grade cut offs that is >0.5% TCu

Again various lower cut off grades have been applied to the TCo value. Copper grades are reported on the basis of the Co cut off grades applied.

Table 11: Total Copper Resource with TCu grade cut offs – Oxidisation Classification

Table 12: Comparison of Copper Resource Categories with 2003 Estimate

It should be observed that approximately 57% of the total resource is in the Measured category.

Figure 18 : Copper Resource over 1% TCu block grade – plan view

The grey shadow defines the outline of the deposit. However, the orange blocks indicate a grade of 1-2%TCu and the red/purple blocks indicate a grade over 2% TCu.

Table 13: Total Cobalt Resource with TCo grade cut offs – Oxidisation Classification

It should be noted that at low cuts more than half of the cobalt mineralisation is outside the defined copper deposit. However, this does decrease sharply using a 0.1% cut off TCo.

In Tables 14 and 15 the only resource that changes is the amount of cobalt that is hosted by a said lower copper cut-off. However, cobalt resources hosted by the inferred portion of the copper resource and cobalt mineralisation outside the copper deposit are included for completeness and comparison.

Figure 19 : Cobalt Resource over 0.025% TCo block grade – plan view

Table 14: Total Cobalt Resource with TCo grade cut offs that is >0.35% TCu

Table 15: Total Cobalt Resource with TCo grade cut offs that is >0.5% TCu

Mineral Reserve estimates have not yet been completed for the Frontier project.

20.	OTHER RELEVANT DATA AND INFORMATION

None.

21.	INTERPRETATION AND CONCLUSIONS

First Quantum Minerals wholly owns the Frontier Project (formerly known as the Lufua Project) in the Haut Katanga Province of the Democratic Republic of Congo. Following three phases of reverse circulation drilling and two phases of diamond drilling the resource estimate for the project is described in this report.

Mineralisation at Frontier is hosted predominantly within altered and veined Katangan metapelites, interpreted to be contained within a shallow south eastwardly plunging, north eastward dipping, overturned anticline, with the thickest mineralisation developed in the nose region of this fold. Oxidation extends to variable depths across the deposit, and is strongly influenced by post mineral faulting. Higher grade cobalt mineralisation is preferentially developed on the upper limb of the anticline, but is currently classified as an inferred resource.

At a 0.50% total copper cut off, the measured and indicated copper resource is estimated to be as follows

22.	RECOMMENDATIONS

It is recommended that this resource estimate form the basis for further engineering studies, which should include completion of metallurgical testwork, mine planning, hydrological studies, environmental baseline studies, socio-economic impact studies and financial analysis.

23.	REFERENCES

Gumbo, Hilary (January 2004) Lufua Area 1, Katanga Province, Democratic Republic of Congo, Report on Interpretation of Airborne Magnetics and Radiometerics of the Lufua Copper Project Area1.

Hanssen, M. G. (May 2004) Lufua Copper Deposit. Preliminary Copper Resource April 2004. Digital Mining Services, Zimbabwe

Hanssen, M. G. (May 2005) Frontier Copper Deposit. Preliminary Copper Resource April 2004. Digital Mining Services, Zimbabwe

Jack, D. J. (2001 to 2004) Internal FQM Monthly Geological Reports

Mtetwa, K. C. (April 2004) Lufua Copper Project. Final Quality Control and Analysis of Reverse Circulation and Diamond Drilling Programme. Digital Mining Services, Zimbabwe.

Mtetwa, K. C. (May 2005) Frontier Copper Project. Final Quality Control and Analysis of Reverse Circulation and Diamond Drilling Programme. Digital Mining Services, Zimbabwe.

Robinson, Ian (June 2005) Frontier Project Survey Control, Survey and Technical Services, Masvingo, Zimbabwe.

24.	DATE

Dated at Harare, Zimbabwe, this 9th day of June, 2005

25.	AUTHORS CONSENT

CERTIFICATE OF PRINCIPLE AUTHOR

I, Mary Gayle Hanssen do hereby certify that:

1.	I am Director and Geological Consultant of Digital Mining Services, of 4 Elsworth Ave, Belgravia, Harare, Zimbabwe.

2.	I graduated with a BSc. (Hons.) in Geology from the University of Natal, Pietermaritzburg, South Africa in 1985.

3.	I am a registered member in good standing of the South African Council for Professional Natural Scientific Professions. (SACNASP).

4.	I have worked continuously as an economic geologist for a total of 19 years since my graduation from university.

5.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.	I am co responsible for the preparation of the technical report titled “The Frontier Copper Project, Katanga Province, Democratic Republic of the Congo” dated June 9th 2005 (the “Technical Report”) relating to the Frontier Project. The mineral resource was carried out by an independent consultant. I have visited the site on numerous occasions since October 2003.

7.	I have had prior involvement with the property that is the subject of the Technical Report. The nature of my prior involvement includes resource estimations in 2004 and 2005.

8.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.	As an independent consultant that has not been employed by First Quantum Minerals at any time I am the independent consultant of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated at Harare, Zimbabwe, this 9th day of June, 2005.

M. Gayle Hanssen, BSc (Hons.), Natal, Pr. Sci. Nat
Director
Digital Mining Services

CONSENT OF PRINCIPLE AUTHOR

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
Quebec Securities Commission

Re: First Quantum Minerals Ltd. (the “Company”)
I am the co author of the report entitled “The Frontier Copper Project, Katanga
Province, Democratic Republic of the Congo” which is referred to in the news release of the Company dated May 12th, 2005 (the “News Release”).

I consent to the filing of the Report with the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission and the
Quebec Securities Commission and to the extracts from the Report, which are included in the News Release.

I confirm that I have read the News Release and I have no reason to believe that there are any misrepresentations in the information contained in the News Release derived from the Report or that the News Release contains any misrepresentation of the information contained in the Report.

Dated at Harare, Zimbabwe, this 9th day of June, 2005.

Yours truly,

M. Gayle Hanssen
Director
Digital Mining Services Limited.

CERTIFICATE OF CO AUTHOR

I, Douglas J Jack do hereby certify that:

11.	I am Exploration Manager, Southern Pedicle, First Quantum Minerals, Sakania, Democratic Republic of Congo.

12.	I graduated with a BSc. in Mining Geology and Engineering from the University of Witswatersrand, South Africa in 1977 and received an M.Sc from the University of Tasmania in 1990

13.	I have worked continuously as an economic geologist for a total of 29 years since my graduation from university.

14.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

15.	I am co responsible for the preparation of the technical report titled “The Frontier Copper Project, Katanga Province, Democratic Republic of the Congo” dated June 9th 2005 (the “Technical Report”) relating to the Frontier Project. The mineral resource was carried out by an independent consultant. I have visited the site on numerous occasions since October 2003.

16.	I have had prior involvement with the property that is the subject of the Technical Report. I have been involved in the design and implementation of all First Quantum’s exploration on the Frontier project since its inception in 2001.

17.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

18.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated at Ndola, Zambia, this 9th day of June, 2005.

D. Jack B.Sc(Eng)(Mining Geology)(Wits) MSc (Univ Tasmania)
Exploration Manager Southern Pedicle
First Quantum Minerals, Sakania, Democratic Republic of Congo

CONSENT OF CO AUTHOR

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
Quebec Securities Commission

Re: First Quantum Minerals Ltd. (the “Company”)
I am the co author of the report entitled “The Frontier Copper Project, Katanga
Province, Democratic Republic of the Congo” which is referred to in the news release of the Company dated May 12th, 2005 (the “News Release”).

I consent to the filing of the Report with the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission and the
Quebec Securities Commission and to the extracts from the Report, which are included in the News Release.

I confirm that I have read the News Release and I have no reason to believe that there are any misrepresentations in the information contained in the News Release derived from the Report or that the News Release contains any misrepresentation of the information contained in the Report.

Dated at Ndola, Zambia, this 9th day of June, 2005.

Yours truly,

D. Jack B.Sc(Eng)(Mining Geology)(Wits) MSc (Univ Tasmania)
Exploration Manager Southern Pedicle
First Quantum Minerals, Sakania, Democratic Republic of Congo

CERTIFICATE OF CO AUTHOR

I, Kennedy Charles Mtetwa do hereby certify that:

19.	I am a Geological Consultant of Digital Mining Services, of 4 Elsworth Ave, Belgravia, Harare, Zimbabwe.

20.	I graduated with a BSc. (Hons.) in Geology from the University of Zimbabwe in 1991.

21.	I am a registered member in good standing of the Geological Society of Zimbabwe.

22.	I have worked continuously as an economic geologist for a total of 14 years since my graduation from university.

23.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

24.	I am co responsible for the preparation of the technical report titled “The Frontier Copper Project, Katanga Province, Democratic Republic of the Congo” dated June 9th 2005 (the “Technical Report”) relating to the Frontier Project. The mineral resource was carried out by an independent consultant. I have visited the site on numerous occasions since October 2003.

25.	I have had prior involvement with the property that is the subject of the Technical Report. The nature of my prior involvement includes quality control and analysis of drill sample assay results in 2004 and 2005.

26.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

27.	As an independent consultant that has not been employed by First Quantum Minerals at any time I am the independent consultant of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

28.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated at Ndola, Zambia, this 11th day of June, 2005.

Kennedy C. Mtetwa, BSc (Hons.), University of Zimbabwe
Geological Consultant
Digital Mining Services

CONSENT OF CO AUTHOR

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
Quebec Securities Commission

Re: First Quantum Minerals Ltd. (the “Company”)
I am the co author of the report entitled “The Frontier Copper Project, Katanga Province, Democratic Republic of the Congo” which is referred to in the news release of the Company dated May 12th, 2005 (the “News Release”).

I consent to the filing of the Report with the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission and the Quebec Securities Commission and to the extracts from the Report, which are included in the News Release.

I confirm that I have read the News Release and I have no reason to believe that there are any misrepresentations in the information contained in the News Release derived from the Report or that the News Release contains any misrepresentation of the information contained in the Report.

Dated at Ndola, Zambia, this 11th day of June, 2005.

Yours truly,

Kennedy C. Mtetwa
Geological Consultant
Digital Mining Services

CERTIFICATE OF CO AUTHOR

I, Erik Mattias Fackel do hereby certify that:

29.	I am Project Geologist for First Quantum Minerals Ltd, of 450-800 W. Pender St. Vancouver, BC, V6C 2V6, Canada

30.	I graduated with a M.Sc in Earth Sciences from the University of Stockholm, Sweden the 8th January, 2001.

31.	I have worked continuously as a geologist for a total of 4 years since my graduation from university.

32.	I have worked at the Frontier site since the 1st of December 2004.

33.	I have had prior involvement with the property that is the subject of the Technical Report. The nature of my prior involvement includes data collection and data management.

34.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

35.	As a Geologist in the Company I am not independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

36.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated at Ndola, Zambia, 9th June, 2005.

Erik Mattias Fackel, M.Sc Earth Sciences
Project Geologist
First Quantum Minerals Ltd

CONSENT OF COAUTHOR

British Columbia Securities Commission Alberta Securities Commission Ontario Securities Commission Quebec Securities Commission

Re: First Quantum Minerals Ltd. (the “Company”)

I am the co author of the report entitled “The Frontier Copper Project, Katanga Province, Democratic Republic of the Congo” which is referred to in the news release of the Company dated May 12th, 2005 (the “News Release”).

I consent to the filing of the Report with the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission and the Quebec Securities Commission and to the extracts from the Report, which are included in the News Release.

I confirm that I have read the News Release and I have no reason to believe that there are any misrepresentations in the information contained in the News Release derived from the Report or that the News Release contains any misrepresentation of the information contained in the Report.

Dated at Ndola, Zambia, 9th June, 2005.

Yours truly,

Erik Mattias Fackel, M.Sc Earth Sciences
Project Geologist
First Quantum Minerals Ltd